MERRILL LYNCH GLOBAL ALLOCATION FUND

FILE # 811-5576

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
11/30/2005	Platinum Underwriters Hldg Ltd	54,100	7,200,000	Merrill Lynch Goldman Sachs
12/6/2005	XL Capital Ltd.	291,900	32,000,000

Goldman Sachs

Citigroup

JP Morgan

Merrill Lynch

Lehman Brothers

Wachovia Securities

ABN AMRO

Calyon Securities

ING Financial

Banc of America

Deutsche Bank

KeyBanc Capital

UBS Investment

Barclays Capital

HSBC

Lazard Capital Markets

UBS Sec.

Bear Stearns

BNP Paribas

BNY Capital

Comerica Sec.

Dowling & Partners

Mizuho International

PNC Capital

Scotia Capital